Exhibit 10.5

FINAL VERSION

Post-Filing Severance Plan

PIONEER ENERGY SERVICES CORP.

KEY EXECUTIVE SEVERANCE PLAN

I.	Purposes of Plan and Definitions

1.1. Purposes. This Pioneer Energy Services Corp. Key Executive Severance Plan (the “Plan”), effective as of May 29, 2020 (the “Effective Date”), was adopted by the Board to provide the selected key employees set forth on Exhibit A hereto (the “Participants”) of Pioneer Energy Services Corp., a Delaware corporation, and any successor thereto (the “Company”) protection for loss of salary and benefits in the event of certain involuntary terminations of employment from the Company and thereby to assist the Company in retaining an intact management team to continue performing services for the Company and its subsidiaries by providing greater incentives to the Participants to attain and maintain high levels of performance.

1.2. Definitions.

“Accrued Benefits” means any base salary, vacation pay and other earned benefits if applicable under applicable law or the terms of an applicable Company benefit plan, in each case accrued and unpaid through the date of a Participant’s termination of employment.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Cause” shall mean the Participant’s (a) commission of any act or omission constituting fraud under any law of the State of Texas or other law applicable to the Participant, (b) conviction of, or a plea of nolo contendere to, a felony, (c) embezzlement or theft of property or funds of the Company or any of its Affiliates or (d) refusal to perform his or her duties with the Company; (e) failure to follow the instructions of the Board or the Participant’s supervisor or a senior executive officer that, in each case, are lawful, reasonable and commensurate with the Participant’s title and duties, (f) conduct in connection with the Participant’s duties, performance or responsibilities that is fraudulent, unlawful or grossly negligent; or (g) willful misconduct with respect to the Participant’s duties; provided, that the conduct described in clauses (d), (e) and (g) shall not constitute Cause unless the Company has provided the Participant with written notice of such conduct and, to the extent curable, the Participant fails to cure such conduct within 10 days of receiving such notice.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

“Good Reason” means, a voluntary termination by the Participant due to the occurrence (without the Participant’s consent) of any of the following: (i) material diminution of the Participant’s title, authority or responsibilities as in effect on the Effective Date that is not remedied by the Company within five business days after the Participant’s written notice to the Company of such diminution; (ii) a reduction in the Participant’s base salary as in effect on the Effective Date, other than as a result of a reduction (reasonably determined in good faith by the Board to be necessary and in the best interests of the Company in response to (or to reasonably forestall) a deterioration the Company’s financial condition) of not more than 5% that applies generally to similarly situated employees of the Company; or (iii) relocation of the Participant’s principal place of business by more than 45 miles.

“Involuntary Termination” means the termination of a Participant’s employment with the Company (i) by the Company or any Affiliate for any reason other than for Cause or (ii) due to a voluntary resignation by the Participant for Good Reason.

“Participant” has the meaning set forth in Section 1.1.

“Participation Certificate” means a certificate substantially similar to the form attached hereto as Exhibit B.

“Person” means an individual, corporation, limited liability Company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” has the meaning set forth in Section 1.1.

“Waiver and Release” means a legal document, in a form substantially similar to the form attached hereto as Exhibit D, in which a Participant, in exchange for severance benefits under the Plan, releases, among other parties, the Company and all of its Affiliates and their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Participant’s employment with or separation from employment with the Company or any of its Affiliates.

“Waiver Effective Date” means the eighth day following the date on which the Participant executes and has not revoked the Waiver and Release.

II.	Administration of the Plan

2.1. Interpretations. The Committee shall have full power and authority to interpret, construe and administer the Plan.

2.2. Committee Determinations Conclusive. Any interpretation adopted by the Committee with respect to any provision of the Plan and the effect thereof, shall be final, binding and conclusive upon the Company, all Affiliates and all persons who may claim any rights or benefits hereunder.

III.	Eligibility

3.1. Condition of Participation. To be eligible to receive the benefits upon an Involuntary Termination under this Plan, a Participant is required to execute and deliver to the Company (a) a Participation Certificate provided to the Participant by the Company in substantially the form attached hereto as Exhibit B and (b) a Restrictive Covenant Agreement provided to the Participant by the Company in substantially the form attached hereto as Exhibit C.

3.2. Termination of Participation. A Participant’s eligibility to receive the benefits upon an Involuntary Termination under this Plan shall terminate at such time as may be determined by the Committee, provided such Participant shall be given notice of such termination of status as a Participant by the Committee at least one year prior to the effectiveness of such termination. The preceding sentence of this Section 3.2 shall not apply to the initial Participants listed on Exhibit A as of the Effective Date, whose participation in the Plan shall not be terminated without the written consent of any such affected Participant.

IV.	Involuntary Termination

4.1. Cash Severance Payment. In the event of an Involuntary Termination of a Participant, the Participant will be eligible to receive the Accrued Benefits, and subject to the Participant’s execution without revocation of the Waiver and Release in accordance with Section 6.1, a lump-sum cash payment, payable not later than five days following the Waiver Effective Date, in an amount equal to the “Cash Severance Amount” set forth in the Participant’s Participation Certificate. In the event a Participant is a “specified employee” for purposes of Section 409A of the Code (as determined as of the Participant’s termination of employment pursuant to policies adopted by the Board), and to the extent required under Section 409A of the Code, the lump sum payment specified in this Section 4.1 shall be delayed until the date six months and two days following the date of the Participant’s termination of employment.

4.2. Life Insurance and Medical Benefits Continuation.

(a) Subject to the Participant’s execution without revocation of the Waiver and Release in accordance with Section 6.1, the Participant shall be entitled to receive for the Participant and, where applicable, the Participant’s dependents, following the Participant’s Involuntary Termination, (i) continued life insurance coverage under the Company’s plan for a period of 12 months following the date of termination and (ii) if the Participant timely elects to continue health benefits coverage under COBRA, the Company will pay the Participant’s COBRA premiums for the “Coverage Period” set forth in the Participant’s Participation Certificate or through the end of the month in which the Participant ceases to be eligible for COBRA, if earlier. In the event of a Participant’s death during the Coverage Period, the Participant’s beneficiaries shall be eligible to receive such continued medical coverage in accordance with the foregoing.

(b) In the event a Participant is a “specified employee” for purposes of Section 409A of the Code (as determined as of the Participant’s termination of employment pursuant to policies adopted by the Board), and to the extent required under Section 409A of the Code, payment of the Company’s portion of any life insurance premiums shall be delayed until the date six months and two days following the date of the Participant’s termination of employment. During the six months following termination of employment, the Participant shall be responsible for payment of the entire amount of life insurance premiums.

(c) Notwithstanding the foregoing, the continuation of life insurance coverage and medical benefits for any Participant shall immediately end upon the Participant’s eligibility for life insurance or similar medical coverage, as applicable, by reason of employment with any entity other than the Company or any Affiliate.

V.	Rights of Participants

5.1. Limitation of Rights. Nothing in the Plan shall be construed to:

(a) give any Employee any right to participate in the Plan for any specified period of time subject to Section 3.2;

(b) limit in any way the right of the Company or any Affiliate to terminate a Participant’s employment with the Company or any Affiliate at any time;

(c) give a Participant or any spouse of a deceased Participant any interest in any fund or any specific asset or assets of the Company or any Affiliate; or

(d) be evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will employ a Participant in any particular position or at any particular rate of remuneration.

5.2. Non-alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

5.3. Prerequisites to Benefits. No Participant, or any person claiming through a Participant, shall have any right or interest in the Plan, or in any benefits hereunder, unless and until all of the terms, conditions and provisions of the Plan which affect such Participant or such other person shall have been complied with as specified herein.

VI.	Miscellaneous

6.1. Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any severance payments or benefits under the Plan, a Participant whose employment has been subject to an Involuntary Termination shall first execute a Waiver and Release, in substantially the form attached hereto as Exhibit D, no later than 60 days following the Participant’s termination of employment (the “Waiver Consideration Period”).

6.2. Amendment or Termination of the Plan. Upon authorization by the Board, the Company may amend or terminate the Plan at any time; provided, however, that no amendment or termination that would adversely affect the rights of any Participant under the Plan shall be made without the consent of such Participant, except as expressly provided in Section 3.2 for Participants other than the initial Participants in the Plan.

6.3. Cash Severance Payment in Lieu of Other Compensation. Notwithstanding anything in the Plan to the contrary, the Cash Severance Amount payable pursuant to Section 4.1 of the Plan, shall supersede, and be awarded in lieu of, any cash compensation payable to the Participant by the Company or any Affiliate on account of the termination of the Participant’s employment, pursuant to (a) a written employment or other agreement with the Company or any Affiliate, (b) another severance plan or program of the Company or any Affiliate, or (c) any other obligation, whether by contract, applicable law or otherwise, of the Company, or any other Person to provide a payment to such Participant in the event of an Involuntary Termination of such Participant’s employment with the Company or any Affiliate. For the avoidance of doubt, following the Effective Date, no Participant shall be entitled to receive any severance benefits under the Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan.

6.4. Reduction of Cash Severance Payment. Notwithstanding anything in the Plan to the contrary, the Cash Severance Amount otherwise payable to a Participant shall be reduced by any monies owed by the Participant to the Company or any Affiliate, including, but not limited to, any overpayments made to the Participant by the Company or any Affiliate, and the balance of any loan by the Company or any Affiliate to the Participant that is outstanding at the time that the Cash Severance Amount is paid.

6.5. Taxes. All payments provided for hereunder shall be made net of any applicable withholding requirements of federal, state, or local law.

6.6. Applicable Laws. The Plan shall be construed, administered and governed in all respects under the laws of the State of Delaware.

6.7. Unfunded Plan. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. No contributions are required under the Plan. For all purposes, the Participants shall be treated as general unsecured creditors of the Company.

6.8. Successors; Binding Agreement.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets (or a combination thereof) of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle the Participant to terminate employment and receive the payments described in Article IV that would be payable upon an Involuntary Termination.

(b) This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives and other successors in interest, provided that rights under this Plan may not be assigned by the Participant. If the Participant dies while any amount (other than an amount that by its terms is to terminate upon the Participant’s death) would still be payable to the Participant hereunder if the Participant was still living, all such amounts shall be paid in accordance with this Plan to the executors, personal representatives, or administrators of the Participant’s estate.

6.9. Entire Agreement. This Plan sets forth the entire agreement of the parties regarding its subject matter. For the avoidance of doubt, effective upon the occurrence of the Effective Date, this Plan shall supersede the Company’s Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan, which shall terminate and be of no further force or effect.

6.10. Invalidity or Unenforceability. The invalidity or unenforceability of any provision of this Plan will not be deemed to invalidate or make unenforceable any other provision of the Plan or the entirety of the Plan.

VII.	Section 409A Compliance

7.1. General. This Plan is intended to comply with Section 409A of the Code and for such purpose each payment under the Plan shall be considered a separate payment. Any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A. If a provision of the Plan would result in the imposition of an applicable tax under Section 409A of the Code, such provision may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect any Participant’s rights or benefits hereunder.

7.2. Reimbursements or Provision of In-Kind Benefits. All reimbursements or provision of in-kind benefits pursuant to this Plan shall be made in accordance with Treasury Regulations §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. The amount of expenses eligible for reimbursement or provided under Section 4 hereof during the Participant’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

7.3. Timing of Payments. Notwithstanding anything herein to the contrary, if as of the Participant’s Involuntary Termination the Waiver Consideration Period together with the revocation period described in the Waiver and Release could span two (2) calendar years, then any payments that constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code shall not begin or be paid until the second calendar year.

FINAL VERSION

Post-Filing Severance Plan

EXHIBIT A

Participants

Name	Position	Severance Amount ($)	Coverage Period	Restriction Period

TOTAL:

EXHIBIT B

PIONEER ENERGY SERVICES CORP.

KEY EXECUTIVE SEVERANCE PLAN

PARTICIPATION CERTIFICATE

This Participation Certificate, dated as of May 29, 2020 (the “Effective Date”), is by and between Pioneer Energy Services Corp., a Delaware corporation (the “Corporation”), and __________________ (the “Participant”). Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Pioneer Energy Services Corp. Key Executive Severance Plan (the “Plan”) unless otherwise stated.

1. The Participant is eligible to participate in the Plan, effective as of the Effective Date.

2. The Participant hereby acknowledges that the Participant’s designation as a Participant in the Plan replaces and supersedes the Participant’s eligibility to participate in the Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan and the Participant hereby waives any rights under such plan.

3. The Participant acknowledges and agrees that as a condition precedent to the Participant’s right to participate in the Plan and to receive any award under the Pioneer Energy Services Corp. 2020 Employee Incentive Plan, the Participant must execute and agree to be subject to a Restrictive Covenant Agreement provided to the Participant in substantially the form attached as Exhibit C of the Plan. The “Restricted Period” under the Restrictive Covenant Agreement (as set forth below) shall supersede the duration of any restrictive covenants that otherwise would apply to the Participant under the Retention Award Letter Agreement, dated September [•], 2019, between the Participant and the Company, which such Retention Award Letter Agreement shall otherwise remain in full force and effect.

4. The following table sets forth certain terms for purposes of the Plan and the Restrictive Covenant Agreement:1

Cash Severance Amount ($)	Coverage Period	Restricted Period
[•]	[•] months	[•] months

[1]	Information to be inserted for applicable initial Participant from Exhibit A to the Plan.

5. [The Participant’s status as a “Participant” under the Plan shall terminate at such time as may be determined by the Committee, provided such Participant shall be given notice of such termination by the Company at least one year prior to the effectiveness of such termination.]2

PIONEER ENERGY SERVICES CORP.

By:

Acknowledged and Agreed

By:
Name:

[2]	This provision shall not be included for the initial Participants.

FINAL VERSION

Post-Filing Severance Plan

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

As a material condition to participation in the Pioneer Energy Services Corp. Key Executive Severance Plan (the “Severance Plan”) and the Pioneer Energy Services Corp. 2020 Equity Incentive Plan, [•] (the “Participant”) agrees to be bound by this Restrictive Covenant Agreement (this “Agreement”), made by and between the Participant and Pioneer Energy Services Corp., a Delaware corporation (together with its Affiliates, the “Company”), effective as of May 29, 2020. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

SECTION 1. Non-Competition. In consideration of the covenants and agreements set forth in this Agreement, the Participant covenants and agrees with the Company that, while employed by the Company or providing services to the Company and during the “Restricted Period” (as set forth in the Participant’s Participation Certificate under the Severance Plan) following the date of the termination of the Participant’s employment with the Company for any reason, the Participant shall not, on behalf of a Competitor, directly or indirectly (whether as an employee, employer, consultant, agent, principal, partner, equityholder, officer or director, or in any other representative capacity) engage in the Business in any state of the United States and any foreign country where the Company or any of its direct or indirect subsidiaries engages in the Business. For purposes of this Agreement, the “Business” means the business of land contract drilling services or production services, and any other business that the Participant knows or should know that the Company or any of its direct or indirect subsidiaries has taken material steps to engage in. The term “Competitor” shall mean any corporation, partnership or other business organization or entity that engages in, or that owns a significant interest in an entity that engages in directly or indirectly, the Business.

SECTION 2. Non-Solicitation of Customers. While employed by the Company or providing services to the Company, and during the Restricted Period following the date of the termination of the Participant’s employment with the Company for any reason, the Participant shall not, directly or indirectly, alone or in concert with others, solicit (either directly or indirectly by assisting others) the business of any customer of the Company with whom the Participant had contact (a) while employed, during the two (2) years prior to such solicitation and (b) during the Restricted Period, during the final two (2) years of the Participant’s employment with the Company, or, in each case, otherwise induce any such customer to change its relationship with the Company.

SECTION 3. Non-Solicitation of Company Employees. While employed by the Company or providing services to the Company, and during the Restricted Period following the date of the termination of the Participant’s employment with the Company for any reason, the Participant shall not, directly or indirectly, alone or in concert with others, solicit, recruit, hire, or attempt to solicit, recruit or hire any of the Company’s current or former employees with whom the Participant had contact (which includes, but is not limited to, employees within the Participant’s chain of command or under the Participant’s supervisory authority) (a) while employed, during the two (2) years prior to such solicitation and (b) during the Restricted Period, during the final two (2) years of the Participant’s employment with the Company or, in each case, otherwise induce any such current employee to terminate his or her employment with the Company.

SECTION 4. Non-Disclosure. The Participant agrees to preserve and protect the confidentiality of all Confidential Information (as defined below), which the Participant acknowledges is the sole and exclusive property of the Company. The Participant agrees that the Participant will not, at any time during the term of the Participant’s employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of the Participant’s responsibilities to the Company. The Participant further agrees to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. The Participant shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by the Participant hereunder to preserve and protect the confidentiality of such Confidential Information. The Participant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and the Participant is making such disclosure, the Participant shall provide the Company with prompt notice of such requirement prior to making any such disclosure to the extent practicable and not legally prohibited, so that the Company may seek an appropriate protective order at the Company’s sole cost and expense. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company and includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company; (ii) business information and materials of the Company; (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (iv) other valuable, confidential information and materials and/or trade secrets of the Company.

2

SECTION 5. Non-Disparagement. From the date hereof and at all times following the termination of the Participant’s employment with the Company for any reason, the Participant shall not, and shall not induce others to, directly or indirectly, for the Participant or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity, or otherwise, disparage, criticize, or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, shareholders or employees, either publicly or privately, or make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliates; provided that nothing herein shall or shall be deemed to prevent or impair the Participant from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements). The Company agrees that it will direct its directors and executive officers not to and not to cause or assist any other person or entity to disparage, criticize, or defame the Participant either publicly or privately, or make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Participant.

SECTION 6. Permitted Disclosures. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Participant may do so without notifying the Company. The Company and its Affiliates may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Participant from notifying the Company that the Participant is going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

3

SECTION 7. Acknowledgement. The Participant acknowledges that the terms of this Agreement are reasonable and necessary in light of his or her unique position, responsibility and knowledge of the operations of the Company and its Affiliates and the unfair advantage that his or her knowledge and expertise concerning the business of the Company and its Affiliates would afford a competitor of the Company or its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. The Participant acknowledges that the Company and its Affiliates and the shareholders of the Company would be irreparably harmed by any breach of this Agreement and that there would be no adequate remedy at law or in damages to compensate the Company and its Affiliates and the shareholders of the Company for any such breach. The Participant agrees that the Company shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by him or her of this Agreement in addition to any other remedy to which the Company is entitled at law or in equity, and consents to the entry thereof. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. The Participant agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship among the parties hereto, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in the federal and state courts of the State of Delaware located in New Castle County (collectively, the “Selected Courts”) (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. The Participant irrevocably waives and agrees not to assert (i) any objection which Participant may ever have to the laying of venue of any action or proceeding arising out of this Agreement in the Selected Courts, and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 7 is intended to fix the location of potential litigation among the parties and does not create any causes of action or waive any defenses or immunities to suit. EACH PARTY

4

WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

[Signature page follows]

5

FINAL VERSION

Post-Filing Severance Plan

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

PIONEER ENERGY SERVICES CORP.

By:
Name:
Title:

[Participant]

By:
Name:

EXHIBIT D

PIONEER ENERGY SERVICES CORP.

KEY EXECUTIVE SEVERANCE PLAN

FORM OF WAIVER AND RELEASE

Pioneer Energy Services Corp. has offered to pay me certain benefits (the “Benefits”) pursuant to the Pioneer Energy Services Corp. Key Executive Severance Plan (the “Plan”). The Benefits are offered to me subject to my agreement, among other things, to waive any and all of my claims against and release Pioneer Energy Services Corp. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”), and the Company’s and Affiliates’ directors and officers, employees and agents, counsel, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or any Affiliate; provided, however, that this Waiver and Release shall not apply to (i) any claim or cause of action to enforce or interpret any provision contained in the Plan or (ii) any claims for indemnification under any charter documents or bylaws of the Company or any Affiliate or, if applicable, the director and officer indemnification agreement entered into with the Company or an Affiliate on ___________, 20__. I have read this Waiver and Release and the Plan (which, together, are referred to herein as the “Plan Materials”) and the Plan is incorporated herein by reference. The provision of the Benefits is voluntary on the part of the Company and is not required by any legal obligation other than the Plan. I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Benefits, I must sign (and return to [_]) this Waiver and Release by 5:00 p.m. on ___________, 20__. I acknowledge that I have been given at least 21 days to consider whether to sign and execute this Waiver and Release.

In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or any Affiliate and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or any Affiliate, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or any Affiliate and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. The claims subject to this Waiver and Release include, but are not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age

Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code § 21.001 et seq.; the Texas Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Plan Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Plan Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of seven calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer referred to above, provided that my written statement of revocation is received on or before that seventh day by [_], in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of the offer referred to above, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer referred to above within seven calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, I have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company Execution Date

Employee’s Signature Date	Employee’s Social Security Number